Exhibit a(5)(L)

September 6, 2017

Information Regarding the Kite Employee Stock Purchase Plan

We have received many questions about the Employee Stock Purchase Plan (the “ESPP”) as it relates to Gilead’s acquisition of Kite and want to share some important information regarding your participation in the plan.

If you are currently contributing to the ESPP, the payroll cycle ending September 15, 2017 will be the last payroll cycle from which we will deduct amounts on your behalf. In Europe, the last payroll cycle for making a contribution ended August 31, 2017. Kite will designate a date that is no less than 5 business days before the closing of the transaction as the final purchase date for purposes of the current offering period and on that date the accumulated funds in your ESPP account will be used to purchase shares of Kite stock in accordance with the terms of the ESPP.

This means that on the final purchase date, which is expected to be on or around the end of September 2017, amounts accumulated in your ESPP account will be applied towards the purchase of shares of Kite stock based on a stock price equal to 85% of the lesser of the closing price on (i) the offering date applicable to you when you signed up for the ESPP and (ii) the final purchase date. Your offering date can be found in the documents you signed when enrolling in the ESPP.

These Kite shares will be delivered to you and at the closing of the transaction, will be treated like other Kite shares you own outright – paid out in cash at a price per share of $180.

The Kite ESPP will be terminated in connection with the closing of the transaction.

The following provides general answers to some common questions that employees may have about the ESPP in connection with the acquisition by Gilead. Additional questions regarding the ESPP may be submitted to Christine Cassiano at ccassiano@kitepharma.com.

1.	How does the announcement of the transaction with Gilead impact my ability to participate in the ESPP?

If you are a current participant in the ESPP, you can continue to participate at the same contribution rate that you previously elected (or a lesser contribution rate that you elect) through the final ESPP purchase date (as discussed in question 2 below), however, you are not permitted to increase your payroll contribution rate or make any separate non-payroll contributions to the ESPP.

If you are not a current participant in the ESPP, you will not be able to enroll in the ESPP.

2.	I noticed that the next scheduled ESPP purchase date falls after the anticipated closing of the transaction. What will happen to the accumulated contributions in my ESPP account in connection with closing?

Kite will select a date that will serve as the final purchase date for purposes of the current offering period. The final purchase date has not yet been set, but will be no less than 5 business days before the closing of the transaction. The final purchase date for your ESPP shares is expected to be on or around the end of September 2017.

On the final purchase date, accumulated ESPP contributions will be used to purchase shares of Kite stock in accordance with the terms of the ESPP.

3.	What purchase price will be used to purchase Kite shares under the ESPP on the final purchase date?

On the final ESPP purchase date, shares of Kite stock will be purchased based on a stock price equal to 85% of the lesser of the closing price on (i) the offering date applicable to you when you signed up for the ESPP and (ii) the final ESPP purchase date.

For example, if you signed up in August 2017, the closing price on the offering date applicable to you was $133.91 per share. If the stock is at $178 per share on the final ESPP purchase date, you would acquire your shares at $113.82 per share (e.g., 85% of $133.91).

As a reminder, the ESPP permits purchases of whole shares of Kite stock only. You will receive a refund of any contribution that is not enough to buy a whole share or otherwise exceeds the IRS limitations applicable to purchases under the ESPP.

4.	What will happen to the ESPP after the final purchase date?

The ESPP will terminate immediately following the final purchase date. After the final purchase date, there will be no further ESPP contributions.

5.	Does Gilead have an Employee Stock Purchase Plan?

Yes. Under Gilead’s Employee Stock Purchase Plan, eligible employees may contribute up to 15% of their salary, subject to IRS limits, on an after-tax basis to purchase Gilead common stock at a discount. More information regarding Gilead’s Employee Stock Purchase Plan (including information on how to enroll) will be provided in the coming weeks.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite Pharma, Inc. (“Kite”). A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the Securities and Exchange Commission (the “SEC”) by Dodgers Merger Sub, Inc., a subsidiary (“Purchaser”) of Gilead Sciences, Inc. (“Gilead”), and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Kite. The tender offer is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND STOCKHOLDERS OF KITE ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Kite files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Kite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at www.kitepharma.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements related to Kite and the acquisition of Kite by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Kite and members of its senior management team. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Kite’s business; the commercial success of Kite’s products; approval of axi-cel by the U.S. Food and Drug Administration; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2017, by and among Kite, Gilead and Purchaser; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the Transactions; uncertainties as to how many of Kite’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effects of the Transactions (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the Transactions will divert management’s attention from Kite’s ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Kite, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by Kite. All of the materials related to the offer (and all other offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at http://ir.kitepharma.com/financials.cfm. All forward-looking statements are based on information currently available to Kite, and Kite assumes no obligation to update any forward-looking statements.